CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

AMENDMENT NO.13 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 13 TO ADMINISTRATION AGREEMENT (this ·Arnendmenn. made this 19'" day of August, 2022 (the "Amendment Effective Date"), between RiverPark Funds Trust a statutory trust formed under the laws of the State of Delaware (the''In.!§!"), and SEI Investments Global Funds SeNices, a statutory trust founded under the laws of the State of Delaware (the "Administrator").

WHEREAS:

1.	The parties hereto entered into an Administration Agreement. dated as of September 8, 2010, as amended by Amendment No. 1, dated October 1, 2011; Amendment No. 2,dated April 1, 2012; Amendment No. 3, dated May, 2013; Amendment No. 4, dated August 12. 2013; Amendment No. 5, dated January 29, 2015; Amendment No. 6. dated August 10, 2015; Amendment No. 7, dated October 1, 2015; Amendment No. 10, dated October 1, 2016, Amendment No. 11 dated August 7, 2018, and Amendment No. 12 dated May 8. 2019 (together, the "Agreement"). pursuant to which, among other things, the Administrator agreed to provide certain administration seNices on behalf of the Trust;

2.	The parties acknowledge and agree that due to a numbering error, no Amendment No. 8 or Amendment No. 9 to the Agreement exist; and

3.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein,

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Schedule II list of Services). From and after the Amendment Effective Date. Schedule II (list of Services) is amended hereby by adding to such Schedule II (List of Services) the new Services set forth on Attachment 1 hereto and made a part herewith.

3.	Schedule Ill (Schedule of Fees). From and after the Amendment Effective Date, Schedule Ill (Schedule of Fees) is hereby deleted in its entirety and replaced with the Schedule Ill (Schedule of Fees) attached hereto as Attachment 2 and made a part herewith.

4.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

5.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts·hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

SEI 354826 RiverPark Funds Trust -Amendment No. 13 to Administration Agreement

THIS DOCUMENT CONSTITUTES THE CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

6.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator the Trust and each of their respective permitted successors and assigns.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

SEI 354826 RiverPark Funds Trust -Amendment No. 13 to Administration Agreement

THIS DOCUMENT CONSTITUTES THE CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

ATTACHMENT 1

SCHEDULE II

List of Services

Outsourced 18f-4 (Derivatives Rule) Monitoring Services

18f-4 Monitoring Services	SEI Responsibility	Client Responsibility
Data Management Services

• Facilitate data loads into risk and monitoring system

• Aggregale, format and normalize all necessary data prior to loading into risk and monitoring system

• Review data loads for completion

• Research and resolve data load exceptions

• Setup data structures into risk and monitorina svstem

• Provide assistance with remedying data exceptions • Provide assistance with legal structures during setup
Monitoring Services

• Review daily monitoring results against client provided testing parameters

• Communicate to client any exceptions or early warnings triggered

• Report daily monitoring results to client

• Provide a User Interface accessible via the SEI Manager Dashboard, a web-based portal for Client's input, review, access and monitoring of Reporting data and documents.

• Provide initial test list and any updates, as

.applicable

• Provide VAR calculation methodology (i.e. Monte Carlo, Historical Method, etc.)

• Review and approve daily monitoring results

• Provide SEI with any ongoing user permission changes or new user setups

Filing Services

• Prepare form N-RN for submission to regulators

• Provide draft filing to client for review and approval in the regulatory or industry prescribed format, as required

• Modify filing as directed by Firm

• File approved form N-RN

• Archive and retain Reports, filings and supporting data, as applicable

• Prepare requested reports for board reoortina

• Review and approve form N-RN prior to Edgar submission. • Provide SE! with 60-day written notice of changes to requirements (e.g. • change to board materials)

SEI 354826 RiverPark Funds Trust -Amendment No. 13 to Administration Agreement

THIS DOCUMENT CONSTITUTES THE CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

ATTACHMENT 2

SCHEDULE Ill

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement.

Each Portfolio will be charged its pro rata portion of the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on aggregate net assets of the Trust'):

Trust Assets*	Basis Points
First $1 billion in aggregate net assets	[]
Next $2 billion in aggregate net assets	[]
Next $2 billion in aggregate net assets	[]
Aggregate net assets in excess of $5 billion	[]

• Notwithstanding the foregoing, solely during the period beginning October 1, 2019, and ending September 30, 2020, the assets of RiverPark CMBS Floating Rate Fund shall not be included as Trust Assets for purposes of calculating the Trust's Asset Based Fees, and RiverPark CMBS Floating Rate Fund shall be charged a separate asset based fee equal to [] basis points. Unless otherwise agreed to in writing, from and after October 1, 2020, the assets of RiverPark CMBS Floating Rate Fund shall be included as part of the standard Asset Based Fees calculation at the same rate as applicable to all Trust Assets.

Annual Minimum Fee (calculated and paid on a monthly basis):

Portfolios	Annual Minimum Fee
RiverPark Large Growth Fund
RiverPark/WedgewoodFund
RiverPark Short Term High Yield Fund
RiverPark Long/Short Opportunity Fund	[]*
RiverPark Strategic Income Fund
RiverPark CMBS Floating Rate Fund

• In the event that one or more new Portfolios are added to or removed from this Agreement after the Amendment Effective Date, the Annual Minimum Fee shall be increased by $[] per new Portfolio added, reduced by $[] for each Portfolio removed leaving at least five Portfolios in the Trust, and reduced by $[] for each Portfolio removed leaving less than five Portfolios in the Trust

Vjddilional Classes:

•	$[] per annum per class for each class in excess of two per Portfolio

SEI 354826 RiverPark Funds Trust -Amendment No. 13 to Administration Agreement

THIS DOCUMENT CONSTITUTES THE CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT AS SUCH INFORMATION IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

GRC Fees:

N-PORT and N-CEN

•	$[] per Fund per annum for equity strategy Funds
•	$[] per Fund per annum for fixed income strategy Funds
•	$[] per Fund per annum for non-exchange traded strategy Funds

18F-4

•	$[] per Fund annual fee for active derivatives Funds
•	$[] per Fund annual fee for limited use Funds
•	$[] per Fund annual fee for "Bring your own VAR" method

Expense Relmbursemgnt:

All reasonable expenses incurred by the Administrator on behalf of a Portfolio will be billed to the applicable Portfolio quarterly in arrears as set forth in Section 7.02 of this Agreement.

Change of Terms:

This schedule is based upon regulatory requirements and Trust's requirements as set forth in its Trust Materials as of the Effective Date. Any material change to any of the foregoing, including but not limited to, a material change in Trust's assets or the investment objective of a Portfolio will constitute a material change to this Agreement. If such a change occurs, the Administrator agrees to review the change with representatives of Trust and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

5

SEI 354826 RiverPark Funds Trust -Amendment No. 13 to Administration Agreement

THIS DOCUMENT CONSTITUTES THE CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES